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                                                                   Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                             USINTERNETWORKING, INC.

         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, USinternetworking, Inc. (the "Corporation"), a Delaware corporation, hereby certifies that:

1. The first paragraph of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the present first paragraph of Article FOURTH and inserting in lieu thereof a new first paragraph of Article FOURTH, as follows:

         FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 451,000,000 shares consisting of 450,000,000 shares of Common Stock with a par value of $.001 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock with a par value of $.001 per share (the "Preferred Stock").

2. The Board of Directors of the Corporation, at a meeting held on December 21, 1999 at 4:00 p.m., pursuant to due and proper notice, declared the foregoing amendment advisable and referred it to the stockholders of the Corporation for a vote and approval; and

3. The stockholders holding a majority of the issued and outstanding shares of the Corporation, by special meeting, have adopted and approved the foregoing amendment.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation to be executed on this 14th day of January, 2000.




                                       By:   /s/ William T. Price
                                             --------------------
                                       William T. Price
                                       Vice President and General
                                       Counsel